 Exhibit 16(4)(x):  Flexible Premium Deferred Variable Annuity Contract (IU-IA-3040)

Flexible Premium Deferred Variable Annuity Contract

ING USA AND LIFE INSURANCE COMPANY ING USA is a stock company domiciled in Iowa.

Annuitant	Owner
[Thomas J. Doe]	[John Q. Doe]
Initial Premium Payment	Annuity Option	Annuity Commencement Date
[$10,000]	[Life 10-Year Fixed Period]	[January 1, 2036]
Separate Account(s)		Contract Number
[Separate Account B of ING USA and Fixed Account II]		[123456]

This is a legal Contract between its Owner(s) and us. In this Contract you or your refers to the Owner(s) shown above. We, our or us refers to ING USA Annuity and Life Insurance Company. You may allocate this Contract s Accumulation Value between the Variable Separate Account and the Fixed Account.

If this Contract is in force on the Annuity Commencement Date, we will make Annuity Payments according to the terms of the Annuity Option selected. If you die prior to the Annuity Commencement Date and this Contract is in force, we will pay a Death Benefit to the Beneficiary.

All payments and values based on the investment experience of the Variable Separate Account Divisions may increase or decrease, depending on the Divisions investment results. All payments and values based on the Fixed Account may be subject to a Market Value Adjustment, the operation of which may cause such payments and values to increase or decrease. Provisions regarding the variable nature of this Contract are found on pages 15-19.

RIGHT TO EXAMINE THIS CONTRACT: You may return this Contract to us or the agent through whom you purchased it within ten days after you receive it. If so returned, we will promptly refund the Accumulation Value, adjusted for any Market Value Adjustment, plus any charges we have deducted as of the date the returned Contract is received by us.

Secretary:

Customer Service Center

[P. O. Box 9271
Des Moines, IA 50306-9271	President:
1-800-366-0066]

Flexible Premium Deferred Variable Annuity Contract - Non- participating

Variable Cash Surrender Values while the Annuitant and Owner are living and prior to the Annuity Commencement Date. Partial Withdrawal Option. Investment results reflected in values.

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	Contract Contents

	Important Terms	3	Your Contract Benefits	20
			Cash Surrender Value Benefit
	The Schedule1	6	Partial Withdrawal Option
Payment	Payment and Investment Information		Death Benefit
and
Investment
Information
	Contract Facts
	Charges and Fees		Choosing an Annuity Option	23
	Annuity Option Factors		Annuity Payments
			Annuity Commencement Date Selection
	Introduction to this Contract	10	Frequency Selection
	The Owner		The Annuity Option
	The Annuitant		When the Annuitant Dies
	The Beneficiary
	Change of Owner or Beneficiary		Other Important Information	25
			Entire Contract

The	Premium Payments and Transfers	12	Sending Notice to Us
Beneficiary
	Initial Premium Payment		Reports to Owner
	Additional Premium Payments		Assignment - Using this Contract as

Your Right to Transfer Accumulation Value		Collateral Security
What Happens if a Variable Separate Account Division		Contract Changes - Applicable Tax Law
is Not Available		Misstatement of Age or Sex
Non-Participating
How We Measure the Contract s Value	14	Contestability
The Fixed Account		Payments We May Defer
The Variable Separate Account		Authority to Make Agreements
Contract s Accumulation Value		Required Note on Our Computations
Rules for Interpreting this Document

Copies of any additional Riders and Endorsements are at the back of this Contract.

1 The Schedule

The Schedule gives specific facts about this Contract and its coverage. Please refer to the Schedule while reading this Contract.

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Important Terms

Accumulation Value - On the Contract Date, the Contract s Accumulation Value equals the Initial Premium Payment less any Premium Tax, if applicable. At any time after the Contract Date, the Contract s Accumulation Value equals the sum of the Accumulation Value of the Divisions and the Fixed Allocations chosen.

Annuitant - The person designated by you on whose life the Annuity Payments are based.

Annuity Commencement Date - The date on which Annuity Payments begin.

Annuity Option - The Annuity Payment option you select that determines the form, frequency and amount of the Annuity Payments. Annuity Options may be referred to as Income Plans in the attached Riders and Endorsements.

Annuity Payments - The periodic payments you, or someone else as directed by you, receive after the Annuity Commencement Date. Annuity Payments may be referred to as Income Payments or Annuity Income Payments in the attached Riders or Endorsements.

Attained Age - Age on the Contract Date plus the number of full years elapsed since the Contract Date.

Beneficiary - The person(s) designated to receive benefits in the case of your death prior to the Annuity Commencement Date. The Beneficiary may sometimes be referred to as the Designated Beneficiary in the attached Riders and Endorsements.

Business Day - Any day the New York Stock Exchange ( NYSE ) is open for trading, exclusive of federal holidays, or any day on which the Securities and Exchange Commission ( SEC ) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value - The amount you receive upon full surrender of the Contract.

Charge Deduction Division - The Division designated by us from which all charges are deducted if you elect this option.

Contingent Annuitant - The person designated by you who, upon the Annuitant s death prior to the Annuity Commencement Date, becomes the Annuitant.

Contract Anniversary - The same date each year as the Contract Date. If no such date exists, the Contract Anniversary will be the next calendar day.

Contract Date - The date we receive and accept the Initial Premium Payment and upon which we begin determining the Contract values. It may not be the same date as the Issue Date.

Contract Processing Date - The day when we deduct certain charges from the Accumulation Value. The Contract Processing Date will be on the Contract Anniversary of each year. If the Contract Anniversary is not a Valuation Date, the Contract Processing Date will be on the next succeeding Valuation Date.

Contract Year - The period between Contract Anniversaries.

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Important Terms (continued)

Death Benefit - The amount paid to the Beneficiary upon death of the Owner (or the Annuitant if any Owner is not an individual).

Endorsements - Attachments to this Contract that add, change or supercede provisions or terms of the Contract.

Excess Partial Withdrawal - Any withdrawal of Accumulation Value in excess of the Free Amount.

Fixed Account - This is one of the separate accounts as indicated in the Schedule. The Fixed Account is established to support Fixed Allocations.

Fixed Allocation - An amount allocated to the Fixed Account that is credited with a specified interest rate for a specific Guarantee Period. Fixed Allocations may be referred to as Fixed Divisions in the attached Riders and Endorsements.

Free Amount - Ten percent of the Accumulation Value per Contract Year, less previous withdrawals already taken during that Contract Year, based on the Accumulation Value at the time of the applicable withdrawal.

General Account - An account which contains all of our assets other than those held in our Variable Separate Accounts.

Guarantee Period - The period of years the Guaranteed Interest Rate is guaranteed to be credited to a Fixed Allocation.

Guaranteed Interest Rate - The effective annual interest rate which we will credit to a specified Fixed Allocation for a specified Guarantee Period.

Guaranteed Minimum Interest Rate - The minimum interest rate which can be declared by us for Fixed Allocations.

Index Rate - The Index Rate is the average of the Ask Yield, according to a national quoting service, for U.S. Treasury Strips of a certain maturity length over a period of time. The period of time will be from the 22nd day of the calendar month two months prior to the calendar month of Index Rate determination to the 21st day of the calendar month immediately prior to the calendar month of Index Rate determination. If Ask Yields become unavailable, the Index Rate will be determined using a suitable replacement period. We currently set the Index Rate once each calendar month, but reserve the right to do so more frequently than monthly. In no event will the average Ask Yield be based on a period of time less than 28 days.

Initial Premium Payment - The required amount you give us to put this Contract into effect.

Issue Age - Age on the Contract Date.

Issue Date - The date the Contract is issued at our Customer Service Center as shown in the Schedule.

Market Value Adjustment - A positive or negative adjustment to a Fixed Allocation which may apply if all or part of a Fixed Allocation is withdrawn, transferred, or applied to an Annuity Option prior to the end of the Guarantee Period.

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Important Terms (continued)

Maturity Date - The last day of the calendar month in which a Guarantee Period is scheduled to end.

Net Rate of Return -The Net Return Factor for that Valuation Period minus one.

Net Return Factor - The value which reflects the investment experience of the portfolio in which a Variable Separate Account Division invests and the charges assessed against the Division during a Valuation Period.

Owner - The person who owns this Contract and is entitled to exercise all rights of the Contract. The Owner may sometimes be referred to as the Contractowner in the attached Riders and Endorsements.

Partial Withdrawal - Any withdrawal of Accumulation Value that does not cause a full surrender of the Contract. A Partial Withdrawal may sometimes be referred to as a Partial Surrender in the attached Riders and Endorsements.

Premium Payments - The Initial Premium Payment and any additional amounts you give us to invest under this Contract.

Premium Tax - Any tax or fee imposed or levied by any federal or state government, or political subdivision thereof, on the Premium Payments.

Riders - Attachments to this Contract that add, change, or supercede provisions, or terms of the Contract.

Separate Account - Either the Variable Separate Account or the Fixed Account.

Specially Designated Division - The Specially Designated Division as indicated in the Schedule. The Specially Designated Division is currently the Liquid Assets Division and may be referred to as the Liquid Assets Division in the attached Riders and Endorsements.

Surrender Charge - A charge payable at the time of an Excess Partial Withdrawal or full surrender of the Contract.

Valuation Date - The day at the end of a Valuation Period when each Division is valued. Valuation Period - Each Business Day together with any non-Business Days before it. Variable Separate Account - The variable separate account indicated in the Schedule.

Variable Separate Account Divisions - The investment options available in the Variable Separate Account.

Variable Separate Account Divisions may be referred to as Divisions.

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The Schedule
Payment and Investment Information

Annuitant	Owner
[Thomas J. Doe]	[John Q. Doe]
Annuitant s Issue Age	Annuitant s Sex	Owner s Issue Age
[55]	[Male]	[35]
Initial Premium Payment	Annuity Option	Annuity Commencement Date
[$10,000]	[Life 10-Year Fixed Period] [January 1, 2036]
Contract Date	Issue Date	Residence Status
[January 1, 2006]	[January 1, 2006]	[Iowa]
Separate Account(s)		Contract Number
[Separate Account B of ING USA and Fixed Account II]		[123456]

Initial Investment

Initial Premium Payment received:	[$10,000]
Your Initial Premium Payment has been invested as follows:
		Percentage of
Divisions/Fixed Allocations		Initial Premium Payment

[ING Liquid Assets]		[100%]

Total		100%

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The Schedule
Contract Facts

Annuitant	Owner
[Thomas J. Doe]	[John Q. Doe]
Initial Premium Payment	Annuity Option	Annuity Commencement Date
[$10,000]	[Life 10-Year Fixed Period]	[January 1, 2036]
Separate Account(s)		Contract Number
[Separate Account B of ING USA and Fixed Account II]		[123456]

Contract Facts

Contract Processing Date

The Contract Processing Date for your Contract is [January 1] of each year.

Specially Designated Division

The Specially Designated Division is the [Liquid Assets Division].

Fixed Account

The Fixed Account is Fixed Account II of ING USA Annuity and Life Insurance Company.

Minimum Amounts Invested in Fixed Allocations

The minimum amount that can be invested in any one Fixed Allocation is [$250.00].

Guaranteed Minimum Interest Rate - [0%].

Guarantee Periods

We currently offer Guarantee Periods of [6 months, 1, 3, 5, 7 and 10 year(s)]. We reserve the right to offer Guarantee Periods of durations other than those available on the Contract Date. We also reserve the right to cease offering any particular Guarantee Period.

Variable Separate Account

The Variable Separate Account is Separate Account B of ING USA Annuity and Life Insurance Company.

Optional Benefit Riders and Endorsements

[Premium Credit Rider
Credit Rate:	[2]%
Rider Charge:	[. 001236]% deducted daily (annual rate [. 45]%) for
the first four Contract Years]

[Surrender Charge Reduction Endorsement
Endorsement Charge:	[. 1125%] deducted quarterly (annual rate [0.45%])]

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The Schedule

Charges and Fees

Annuitant	Owner
[Thomas J. Doe]	[John Q. Doe]
Initial Premium Payment	Annuity Option	Annuity Commencement Date
[$10,000]	[Life 10-Year Fixed Period]	[January 1, 2036]
Separate Account(s)		Contract Number
[Separate Account B of ING USA and Fixed Account II]		[123456]

Deductions from Accumulation Value Administrative Charge The maximum annual administrative charge is [$40].

Mortality and Expense Risk Charge

The maximum daily mortality and expense risk charge is [.005535%] (equivalent to an annual maximum rate of [2.00%]).

Asset Based Administrative Charge

The maximum daily asset based administrative charge is [0.000411%] (equivalent to an annual maximum rate of [0.15%]).

Transfer Charge The maximum transfer charge is [$25].

Surrender Charge

The Surrender Charge expressed as a percentage of each Premium Payment is as follows:

Complete Years Elapsed
Since Premium Payment	0		1		2		3		4		5		6		7+

Surrender Charges		8%		7%		6%		5%		4%		3%		2%		0%

Redemption Fees

We may deduct the amount of any redemption fees imposed by a mutual fund or other investment company in which the Variable Separate Account Divisions invest as a result of any surrenders, Partial Withdrawals, reallocations or other transactions directed by you.

Charge Deduction Division

If elected by you, all charges against the Accumulation Value in this Contract will be deducted from the [Liquid Assets Division].

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The Schedule

Annuity Option Factors

Annuitant	Owner
[Thomas J. Doe]	[John Q. Doe]
Initial Premium Payment	Annuity Option	Annuity Commencement Date
[$10,000]	[Life 10-Year Fixed Period]	[January 1, 2036]
Separate Account(s)		Contract Number
[Separate Account B of ING USA and Fixed Account II]		[123456]

Values for other payment periods, ages or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied.

		Option 1: Income for a Fixed Period

Rates for Fixed Annuity Payments with a 1.5% Guaranteed Interest Rate

Years	Income	Years	Income	Years	Income

[10	8.97	17	5.55	24	4.13
11	8.22	18	5.28	25	3.99
12	7.59	19	5.04	26	3.87
13	7.05	20	4.82	27	3.75
14	6.60	21	4.62	28	3.64
15	6.20	22	4.44	29	3.54
16	5.86	23	4.28	30	3.45]

Option 2: Income for Life (Single Annuitant)

Rates for Fixed Annuity Payments with a 1.5% Guaranteed Interest Rate

Annuitant s	Option 2(1)		Option 2(2)
Attained	10 Year Fixed Period		20 Year Fixed Period
Age	Male/Female		Male/Female

[50	$3.23/3.00		$3.15/2.96
55	3.61/3.33		3.46/3.25
60	4.09/3.75		3.80/3.59
65	4.71/4.30		4.15/3.97
70	5.47/5.02		4.45/4.34
75	6.35/5.93		4.66/4.61
80	7.25/6.96		4.77/4.75
85	8.02/7.89		4.81/4.81
90	8.56/8.50		4.82/4.82]

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Introduction to this Contract

The Owner

You are the Owner of this Contract. You have the rights and options described in this Contract, including, but not limited to, the right to designate who receives the Annuity Payments on the Annuity Commencement Date.

The Annuitant

You are the Annuitant unless another Annuitant has been named by you and is shown in the Schedule. The Annuitant must be a natural person. You may name a Contingent Annuitant. The Annuitant may not be changed during the Annuitant s lifetime.

If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. If you are not the Annuitant, you will be the Contingent Annuitant unless you name someone else. If no Contingent Annuitant has been named, we will allow you sixty days from the Annuitant s death to designate someone other than yourself as the Annuitant. If there are joint Owners, we will treat the youngest of the Owners as the Contingent Annuitant, unless you elect otherwise.

The Beneficiary

The Beneficiary is the person you elect to receive the Death Benefit if any Owner (or the Annuitant if any Owner is not an individual) dies prior to the Annuity Commencement Date. See the Death Benefit section for more information. The sole Owner s estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Owner. In the case of a joint Owner dying prior to the Annuity Commencement Date, the surviving Owner will be deemed to be the primary Beneficiary and any other Beneficiary on record will be treated as the contingent Beneficiary(ies). One or more persons may be named as a primary Beneficiary or contingent Beneficiary.

Unless you designate an irrevocable Beneficiary, you have the right to change the Beneficiary. When an irrevocable Beneficiary has been designated, you and the irrevocable Beneficiary may have to act together to exercise the rights and options under this Contract.

When naming or changing the Beneficiary, you may specify the form of payments of the Death Benefit. We will honor the specified form of payment to the extent permitted under Section 72(s) of the Internal Revenue Code of 1986, as amended ( the Code ). If the form of payment is not specified, the Beneficiary may determine the manner of payment, to the extent allowed by the Code.

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Introduction to this Contract (continued)

Change of Owner or Beneficiary

During your lifetime and while this Contract is in effect, you may transfer ownership of this Contract or change a revocable Beneficiary. To make any of these changes, you must send us written notice of the change. If there are two Owners, both must agree to the change. The change will take effect as of the day the notice is received by us. The change will not affect any payment made or action taken by us before the date the change is recorded at our Customer Service Center.

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Premium Payments and Transfers

Initial Premium Payment

The Initial Premium Payment is required to put this Contract into effect. The amount of the Initial Premium Payment is shown in the Schedule. You select how to distribute the Initial Premium Payment among the available Divisions and Fixed Allocations. We reserve the right to allocate the Initial Premium Payment to the Specially Designated Division during the right to examine period. Upon expiration of the right to examine period, allocation will be made proportionately in accordance with your instructions.

Additional Premium Payments

You may make additional Premium Payments under this Contract after the right to examine period ends. Except in the case of a Contract issued as a qualified plan, we will accept additional Premium Payments until the earlier of (1) either the Annuitant (in the case of a non-natural Owner) or Owner reaching the Attained Age of 86; or (2) the death of the Owner. The minimum additional Premium Payment which may be made is $100.00. If this Contract is issued as a qualified plan, no Premium Payments may be made for the taxable year in which you begin receiving distributions and thereafter (except for rollover contributions). The minimum additional Premium Payment which may be made to a Contract issued as a qualified plan is $50.00.

Any additional Premium Payment that would cause the Contract s total premiums to exceed $1,000,000 requires our prior approval. We must approve any additional Premium Payment you make under this Contact that causes the total Premium Payments under this Contract plus total premiums paid under any other annuity contracts or certificates you have with us to exceed $1,000,000.

We also reserve the right to defer acceptance of or return any additional Premium Payments if:

(1)	a Division or Fixed Allocation to which the Premium Payments are allocated is closed; or

(2)	in order to comply with any law or regulation.

As of the close of business on the date we receive and accept your additional Premium Payment, the Accumulation Value will increase by the amount of the additional Premium Payment, less any applicable Premium Taxes. The increase in the Accumulation Value will be allocated among the Variable Separate Account Divisions and Fixed Allocations in accordance with your instructions. If you do not provide such instructions, allocation will be among the Variable Separate Account Divisions and Fixed Allocations in proportion to the amount of Accumulation Value in each Variable Separate Account Division or Fixed Allocation as of the close of business on the date we receive and accept the additional Premium Payment.

Remit additional Premium Payments to our Customer Service Center at the address shown on the cover page. On request, we will give you a receipt signed by our Treasurer.

Your Right to Transfer Accumulation Value

You may transfer Accumulation Value among the Variable Separate Account Divisions and Fixed Allocations after the right to examine period ends. Transfers in excess of twelve in any Contract Year are subject to the transfer charge stated in the Schedule. Transferred values may be reduced by any redemption fees imposed by an investment portfolio in which a Division invests. To make a transfer, you must provide notice to us. The change will take effect as of the close of business on the date that notice is received by us. However, any transfer request received by us after 4:00 p.m. Eastern time or the close of regular trading on the NYSE will take effect at the close of business on the next Business Day. A transfer out of any Fixed Allocation may be subject to a Market Value Adjustment.

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Premium Payments and Transfers (continued)

You may request transfers by telephone during our telephone request business hours. You may call our Customer Service Center at the number shown on the cover page to make transfers by using the personal identification number you will receive. You may also mail any notice or request for transfers to our Customer Service Center at the address shown on the cover page.

We will monitor transfer activity and will restrict transfers that constitute frequent trading. Our current definition of frequent trading is more than one purchase and sale of the same investment portfolio within a 30-day period. We may modify our standard, or the standard as it may apply to a particular fund, at any time without prior notice, if required by the investment portfolios in which the Variable Separate Account Divisions invest and/or state or federal regulatory requirements. We will notify you within 30 days of such modification.

What Happens if a Variable Separate Account Division is Not Available

If a Variable Separate Account Division is no longer available because the Variable Separate Account Division has been substituted by or merged into another Variable Separate Account Division, we will execute your instructions using the substituted or merged Variable Separate Account Division. The substitute or proposed replacement portfolio may have higher fees and charges than any portfolio it replaces.

If a Variable Separate Account Division is no longer available or requested in error for reasons other than it being substituted by or merged into another Variable Separate Account Division, we will make an inquiry about a replacement Variable Separate Account Division. If we are unable to reach you or your designated representative within five days, we will refund the additional Premium Payment or not make the requested transfer.

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How We Measure the Contract s Value

The Fixed Account

The Fixed Account is a separate account under state insurance law and is not required to be registered with the SEC under the Investment Company Act of 1940.

Interest Rates

Each Fixed Allocation will be credited the Guaranteed Interest Rate for the entire Guarantee Period. If you make a Partial Withdrawal or transfer Accumulation Value from a Fixed Allocation to another Fixed Allocation or Division, such amount withdrawn or transferred will only receive the Guaranteed Interest Rate until the date of the Partial Withdrawal or transfer. We will declare Guaranteed Interest Rates for the then available Guarantee Periods based solely on our discretion and our expectation as to our future earnings. In no event will the declared Guaranteed Interest Rates be less than the Guaranteed Minimum Interest Rate shown in the Schedule.

Guarantee Periods

We reserve the right to offer Guarantee Periods of durations other than those available on the Contract Date. We also reserve the right to cease offering a particular Guarantee Period.

We will notify you at least thirty days prior to the Maturity Date of your options for renewal. Unless you direct us otherwise, upon the expiry of a Guarantee Period, we will transfer the Accumulation Value of the expiring Fixed Allocation to a Fixed Allocation with a Guarantee Period equal in length to the expiring Guarantee Period. If the Guarantee Period equal in length to the expiring Guarantee Period is not available, we will transfer the Accumulation Value of the expiring Fixed Allocation to the next shortest Guarantee Period then available. If such a Guarantee Period is not available, the Accumulation Value will be transferred to the Specially Designated Division.

If the period remaining from the expiry of the previous Guarantee Period to the Annuity Commencement Date is less than the Guarantee Period you have elected or the Guarantee Period expiring, the next shortest Guarantee Period then available that will not extend beyond the Annuity Commencement Date will be offered to you. If such a Guarantee Period is not available, the Accumulation Value will be transferred to the Specially Designated Division.

Market Value Adjustments

A Market Value Adjustment will be applied to the Accumulation Value in a Fixed Allocation upon withdrawal, transfer or application to an Annuity Option if made more than thirty days prior to the Maturity Date, except on systematic Partial Withdrawals. The Market Value Adjustment is applied to each Fixed Allocation separately.

The Market Value Adjustment is determined by multiplying the amount of the Accumulation Value in the Fixed Allocation that is withdrawn, transferred or applied to an Annuity Option by the following factor:

Æ	1 + I	Ö	N/365

È	1 + J + . 0050	Ø	- 1

where I is an Index Rate, calculated using the month that the premium was allocated to the applicable Fixed Allocation as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the Guarantee Period of the applicable Fixed Allocation; J is an Index Rate, calculated using the month in which the calculation is being made as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the number of years left in the Guarantee Period of the applicable Fixed Allocation (rounded up to the next whole year); and N is the remaining number of days in the Guarantee Period at the time of calculation.

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How We Measure the Contract s Value (continued)

During the right to examine period, the Market Value Adjustment is determined by multiplying the amount of the Accumulation Value in the Fixed Allocation that is withdrawn or transferred by the following factor:

Æ	1 + I	Ö	N/365

È	1 + J	Ø	- 1

where I is an Index Rate, calculated using the month that the premium was allocated to the applicable Fixed Allocation as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the Guarantee Period of the applicable Fixed Allocation; J is an Index Rate, calculated using the month in which the calculation is being made as the month of determination, and using U.S. Treasury Strips with a maturity length equal to the number of years left in the Guarantee Period of the applicable Fixed Allocation (rounded up to the next whole year); and N is the remaining number of days in the Guarantee Period at the time of calculation.

Market Value Adjustments will be applied as follows:

(1)	The Market Value Adjustment will be applied to the amount withdrawn before deduction of any applicable Surrender Charge.

(2)	The Market Value Adjustment will be calculated on the total amount that must be withdrawn, transferred or applied to an Annuity Option in order to provide the amount requested unless the calculation causes the total amount that must be withdrawn, transferred or applied to an Annuity Option in order to provide the amount requested to exceed the total amount of the Fixed Allocation.

In such a case, the Market Value Adjustment is calculated on and deducted from the total amount of the Fixed Allocation.

(3)	If the Market Value Adjustment is negative, it will be assessed first against any remaining Accumulation Value in the particular Fixed Allocation. Any remaining Market Value Adjustment will be applied against the Accumulation Value in the Fixed Allocation that is withdrawn, transferred or applied to an Annuity Option.

(4)	If the Market Value Adjustment is positive, it will be credited to any remaining Accumulation Value in the particular Fixed Allocation. If a cash surrender, full transfer or full application to an Annuity Option has been requested, the Market Value Adjustment is added to the Accumulation Value in the Fixed Allocation that is withdrawn, transferred or applied to an Annuity Option.

The Variable Separate Account

The Variable Separate Account is kept separate from our General Account and any other separate accounts we may have. We own the assets in the Variable Separate Account. Assets equal to the reserves and other liabilities of the Variable Separate Account will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets of the Variable Separate Account which exceed the reserves and other liabilities of the Variable Separate Account. Income and realized and unrealized gains or losses from assets in the Variable Separate Account are credited to or charged against the Variable Separate Account without regard to other income, gains or losses in our General Account and other separate accounts.

The Variable Separate Account is treated as a unit investment trust under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. The Variable Separate Account is also governed by the laws of Iowa, our state of domicile.

Variable Separate Account Divisions

The Variable Separate Account is divided into Divisions, each investing in a designated mutual fund, unit investment trust or other investment portfolio that we determine to be suitable for this Contract s purposes. The Divisions, mutual funds, unit investment trusts and other investment portfolios may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

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How We Measure the Contract s Value (continued)

Changes within the Variable Separate Account

We may, from time to time, make additional Variable Separate Account Divisions available to you. We also have the right to eliminate Variable Separate Account Divisions, combine two or more Variable Separate Account Divisions, or substitute a new investment portfolio for the investment portfolio in which a Variable Separate Account Division invests. A substitution may become necessary if, in our judgment, an investment portfolio or Variable Separate Account Division no longer suits the purpose of this Contract. This may happen due to a change in laws or regulations, a change in a portfolio s investment objectives or restrictions, because the investment portfolio or Variable Separate Account Division is no longer available for investment, or for some other reason. We will obtain any required regulatory approvals before making a substitution.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Variable Separate Account or any Divisions that we determine to be associated with the class of contracts to which this Contract belongs to another variable separate account or to another Variable Separate Account Division.

When permitted by law, we reserve the right to:

(1)	deregister the Variable Separate Account under the Investment Company Act of 1940;

(2)	operate the Variable Separate Account as a management company under the Investment Company Act of 1940 if it is operating as a unit investment trust;

(3)	operate the Variable Separate Account as a unit investment trust under the Investment Company Act of 1940 if it is operating as a managed Variable Separate Account;

(4)	restrict or eliminate any voting rights of Owners or other persons who have voting rights to the Variable Separate Account; and

(5)	combine the Variable Separate Account with other variable separate accounts.

Contract s Accumulation Value

The Accumulation Value of this Contract is the sum of the Accumulation Value for each of the Divisions and the Fixed Allocations. Each Division and Fixed Allocation will be valued at the end of each Valuation Period on a Valuation Date.

On the Contract Date

On the Contract Date, the Accumulation Value equals the Initial Premium Payment, less any Premium Tax, if applicable.

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How We Measure the Contract s Value (continued)

On each Valuation Date

On each Valuation Date, the Accumulation Value in each Variable Separate Account Division and Fixed Allocation will be calculated as follows:

(1)	We take the Accumulation Value in the Variable Separate Account Division or Fixed Allocation on

	the	preceding Valuation Date.

(2)	We multiply (1) by the Variable Separate Account Division s Net Rate of Return for the current

	Valuation	Period or we calculate the interest to be credited to a Fixed Allocation for the current

	Valuation	Period.

(3)	We add (1) and (2) .

(4)	We add to (3) any additional Premium Payments allocated to the Variable Separate Account

	Division	or Fixed Allocation during the current Valuation Period.

(5)	We add or subtract allocations to or from that Variable Separate Account Division or Fixed

	Allocation	(including any applicable Market Value Adjustment) during the current Valuation

Period.

(6)	We subtract from (5) any Partial Withdrawals which are allocated to the Variable Separate Account

	Division	or Fixed Allocation (including any applicable Market Value Adjustment) during the

	current	Valuation Period.

(7)	We subtract from (6) the amounts allocated to that Variable Separate Account Division or Fixed

	Allocation	(including any applicable Market Value Adjustment) for:

	(a)	any charges due for the optional benefit Riders and Endorsements as shown in the Schedule; and

	(b)	any deductions from Accumulation Value as shown in the Schedule.

For purposes of this calculation on the first Valuation Date, the Contract Date shall be deemed to be the preceding Valuation Date.

How We Determine the Variable Separate Account Net Return Factor

The Net Return Factor is calculated as follows:

(1)	We take the net asset value of the portfolio in which the Variable Separate Account Division invests at the end of the current Valuation Period.

(2)	We add to (1) the amount of any dividend or capital gains distribution declared for the investment portfolio and reinvested in such portfolio during the current Valuation Period. We subtract from that amount a charge for our Premium Taxes and any other applicable taxes, if any.

(3)	We divide (2) by the net asset value of the portfolio at the end of the preceding Valuation Period.

(4)	We subtract the daily mortality and expense risk charge set forth in the Schedule for each Variable Separate Account Division for each day in the Valuation Period.

(5)	If any Riders or Endorsements have a daily charge, we subtract that daily charge set forth in the Schedule for each Variable Separate Account Division for each day in the Valuation Period.

(6)	We subtract the daily asset based administrative charge set forth in the Schedule for each day in the Valuation Period.

Calculations for Variable Separate Account Divisions investing in unit investment trusts are on a per unit basis.

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How We Measure the Contract s Value (continued)

Interest Credited to a Fixed Allocation

A Fixed Allocation will be credited with the Guaranteed Interest Rate for the Guarantee Period in effect on the date the Premium Payment or transfer is applied. Interest will be credited daily at a rate to yield the declared annual Guaranteed Interest Rate.

We periodically declare Guaranteed Interest Rates for then available Guarantee Periods. No Guaranteed Interest Rate will be less than the Guaranteed Minimum Interest Rate shown in the Schedule.

Administrative Charge

We assess an administrative charge up to a maximum annual charge as indicated in the Schedule to cover a portion of our ongoing administrative expenses. The charge is deducted from the Accumulation Value in each Variable Separate Account Division in the proportion that each Division bears to the total Accumulation Value in all Variable Separate Account Divisions on each Contract Anniversary and at surrender. If the Contract Anniversary or surrender fall on a non-Business Day, the charge is deducted on the next Business Day. At the time of deduction, this charge will be waived if:

(1)	The Accumulation Value is at least $100,000; or

(2)	The sum of Premium Payments received to date is at least $100,000.

Transfer Charge

We reserve the right to assess a transfer charge for each transfer in excess of twelve per Contract Year. Any transfer charge will be deducted from the Accumulation Value in proportion to the amount being transferred from each Division or Fixed Allocation. The maximum per transfer charge is shown in the Schedule.

Surrender Charge

A Surrender Charge may be imposed as a percentage of Premium Payments not previously withdrawn if the Contract is surrendered or an Excess Partial Withdrawal is taken. The percentage imposed at time of surrender or Excess Partial Withdrawal depends on the number of complete years that have elapsed since the applicable Premium Payment was made. The Surrender Charge is shown in the Schedule. Free Amounts are not treated as withdrawals of Premium Payments for purposes of calculating any Surrender Charge.

Premium Tax

We deduct the amount of any Premium Tax when such Premium Tax is incurred. We reserve the right to defer collection of any Premium Tax until the Contract is surrendered or until application of the Contract s Accumulation Value to an Annuity Option. An Excess Partial Withdrawal will result in the deduction of any Premium Tax then due us on such amount. We reserve the right to change the amount we charge for any Premium Tax on future Premium Payments to conform with changes in the law or if you change your state of residence.

Other Taxes

No federal income tax liability attributable to the Variable Separate Account is expected. However, changes in federal laws and/or their interpretation may result in our being taxed on income or gains attributable to the Variable Separate Account. In this case, a charge may be deducted from the Variable Separate Account to provide for the payment of such taxes.

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How We Measure the Contract s Value (continued)

Redemption Fees

We may deduct the amount of any redemption fees imposed by a mutual fund or other investment portfolio in which the Variable Separate Account Divisions invest as a result of any surrenders, Partial Withdrawals, transfers or other transactions directed by you.

Mortality and Expense Risk Charge

We assess a mortality and expense risk charge against each Variable Separate Account Division on a daily basis up to the maximum charge shown in the Schedule. The mortality and risk expense charge is not deducted from the Fixed Allocations.

Asset Based Administrative Charge

We assess an asset based administrative charge against each Variable Separate Account Division on a daily basis to compensate us for a portion of our ongoing administrative expenses. The maximum asset based administrative charge is shown in the Schedule. This asset based administrative charge is not deducted from the Fixed Allocations.

Charge Deduction Division Option

We will deduct all charges, except the mortality and expense risk charge, the asset based administrative charge, and the optional Rider and Endorsement charges, against the Accumulation Value of this Contract from the Charge Deduction Division if you elect this option. If you do not elect this option or if the charges are greater than the amount in the Charge Deduction Division, the charges against the Accumulation Value will be deducted as follows:

(1)	If these charges are less than or equal to the Accumulation Value in the Variable Separate Account Divisions, the charges will be deducted from all Variable Separate Account Divisions.

(2)	If these charges exceed the Accumulation Value in the Variable Separate Account Divisions, any excess over such value will be deducted from any Fixed Allocations.

Any charges taken from the Fixed Account will be taken from the Fixed Allocations starting with the Guarantee Period nearest its Maturity Date until such charges have been paid.

At any time while this Contract is in effect, you may change your election of this option. To do this you must notify us. Any change will take effect within seven days of the date we receive your request.

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Your Contract Benefits

While this Contract is in effect, there are important rights and benefits that are available to you. We discuss these rights and benefits in this section.

Cash Surrender Value Benefit

Cancelling to Receive the Cash Surrender Value

You may surrender this Contract on or before the Annuity Commencement Date. To do this, you must return this Contract with a signed request for cancellation to our Customer Service Center. If this Contract has been lost, we require that you complete and return the applicable lost contract form. The Cash Surrender Value will vary daily. We will determine the Cash Surrender Value as of the date we receive this Contract and your signed request in our Customer Service Center. All benefits under this Contract will then end. Except in certain circumstances, we will usually pay the Cash Surrender Value within seven days. See the Payments We May Defer section.

Cash Surrender Value The Cash Surrender Value is determined as follows:

(1)	We take the Contract s Accumulation Value;

(2)	We adjust for any applicable Market Value Adjustment;

(3)	We deduct any Surrender Charges;

(4)	We deduct any charges that have been incurred under this Contract but not yet deducted, including,

	but	not limited to:

	(a)	any administrative charge that has not yet been deducted;

	(b)	the pro-rata part of any charges for optional benefit Riders or Endorsements;

	(c)	any applicable Premium Tax; and

	(d)	any redemption fees.

Partial Withdrawal Option

Non-Systematic Partial Withdrawals

You must provide written notice to us to take a Partial Withdrawal. The maximum amount that may be withdrawn each Contract Year without being considered an Excess Partial Withdrawal is the Free Amount. The minimum Partial Withdrawal amount that can be taken is $100. We will collect any applicable Surrender Charges and any unrecovered Premium Tax for Excess Partial Withdrawals. For purposes of determining the Surrender Charge, Partial Withdrawals are considered to come from Premium Payments in the same order as paid ( first in, first out basis). A Partial Withdrawal may be reduced by any redemption fees.

A Partial Withdrawal request will be deemed a surrender of the Contract and the full Cash Surrender Value will be paid if the Partial Withdrawal request: (1) exceeds 90% of the Cash Surrender Value determined as of the close of business on the date the Partial Withdrawal request is received; and (2) reduces the Cash Surrender Value after such Partial Withdrawal to less than $1,000.

Systematic Partial Withdrawals

You may elect systematic Partial Withdrawals commencing twenty-eight days or later from the Contract Date. Systematic Partial Withdrawals may be taken on a monthly, quarterly or annual basis. You may select the day systematic Partial Withdrawals will be made, but no later than the 28th day of the month. If you do not elect a day, the same day of the month as the Contract Date will be used. Systematic Partial Withdrawals and non-systematic Partial Withdrawals may not be taken in the same Contract Year.

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Your Contract Benefits (continued)

The maximum systematic Partial Withdrawal amounts for Variable Separate Account Divisions are 0.833% of the Accumulation Value monthly, 2.5% of the Accumulation Value quarterly, or 10% of the Accumulation Value annually. The maximum systematic Partial Withdrawal amount for Fixed Allocations is the amount of the interest earned during the prior month, quarter, or year, depending on the frequency chosen. Systematic Partial Withdrawals of a fixed dollar amount in any Contract Year will not be processed if the total amount withdrawn in that Contract Year would exceed the Free Amount, unless you direct us otherwise. Systematic Partial Withdrawals not exceeding the Free Amount are not subject to Surrender Charges.

Death Benefit

If any Owner dies prior to the Annuity Commencement Date, we will pay the Beneficiary the Death Benefit. The sole Owner s estate will be the Beneficiary if no Beneficiary designation is in effect or if all designated Beneficiaries have predeceased the Owner. If there are joint Owners and any Owner dies, the surviving Owner(s) is deemed the primary Beneficiary and any other Beneficiary(ies) on record will be treated as the contingent Beneficiary(ies). When any Owner is not an individual, we will pay the Death Benefit on the death of the Annuitant prior to the Annuity Commencement Date.

We will pay the Death Benefit to the primary Beneficiary. If all primary Beneficiaries die before the Owner, the Death Benefit is paid to the contingent Beneficiary, if any. In the case of more than one Beneficiary, unless you specify otherwise, the Death Benefit will be paid in equal shares to the surviving Beneficiaries.

We will pay the Death Benefit on receipt of due proof of the Owner s death at our Customer Service Center. Such amount may be received in a single lump sum or applied to any of the Annuity Options. See the Choosing an Annuity Option section. Only one Death Benefit is payable under this Contract. In all events, distributions under the Contract must be made as required by applicable law.

The Death Benefit is the greater of:

(1)	the Accumulation Value; and

(2)	the Cash Surrender Value.

Spousal Beneficiaries

If, at the Owner's death, the surviving spouse of the deceased Owner is the sole Beneficiary and the surviving spouse elects to continue the Contract as his or her own pursuant to Section 72(s) of the Code or the equivalent provisions of U.S. Treasury Department rules for qualified plans the following will apply:

(1)	Additional Premium Payments are not allowed until we are notified of the intent to continue the Contract. Receipt of additional Premium Payments will be deemed to be an election to continue the Contract.

(2)	Surrender Charges applicable to Premium Payments prior to the date we receive due proof of death of the original Owner will be waived. Premium Payments made thereafter will be subject to any applicable Surrender Charge.

(3)	The surviving spouse s Attained Age will be used to determine the age at which additional Premium Payments are no longer accepted as stated in the Additional Premium Payments section.

(4)	At subsequent death of the surviving spouse, the Death Benefit will be determined as provided above and the Contract will be terminated.

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Your Contract Benefits (continued)

If, at the Owner's death, the surviving spouse of the deceased Owner is the sole Beneficiary and the surviving spouse does not elect to continue the Contract as his or her own, the Death Benefit will be distributed as stated in the Non-Spousal Beneficiary section below.

Non-Spousal Beneficiary

If the Beneficiary is someone other than the deceased Owner's spouse, the following will apply:

(1)	No additional Premium Payments may be made under this Contract following the date we receive due proof of the Owner s death.

(2)	The entire Death Benefit must be distributed to the Beneficiary: (a) within five years of the deceased Owner's death; or (b) over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with payments beginning within one year of the deceased Owner's death.

(3)	If this Beneficiary dies while receiving payments but before the entire Death Benefit has been distributed, any remaining distributions will be paid as directed by you or to the Beneficiary s estate, as applicable.

How to Claim Payments

We must receive proof of the Owner s (or the Annuitant s in the case of a non-natural Owner) death before we pay the Death Benefit. We will calculate the Death Benefit as of the Valuation Date on the date we receive due proof of death. The claimant should contact our Customer Service Center for instructions.

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Choosing an Annuity Option

Annuity Payments

If you and the Annuitant are living on the Annuity Commencement Date and the Accumulation Value is greater than $2,000, we will begin making Annuity Payments as directed by you. If the Accumulation Value is equal to or less than $2,000, we will make a lump sum payment as directed by you. The amount of the payments will be determined by applying the Accumulation Value (minus any applicable Premium Tax) on the Annuity Commencement Date in accordance with the Annuity Options section below. Before we pay any Annuity Payments, we require the return of this Contract. If this Contract has been lost, we require you to complete and return the applicable lost contract form.

Annuity Commencement Date Selection

You may select any date as the Annuity Commencement Date following the fifth Contract Anniversary but not later than the Contract Processing Date next following the Annuitant s 95 th birthday. If you do not select an Annuity Commencement Date, it will be the Contract Processing Date next following the Annuitant s 95 th birthday.

Frequency Selection

Annuity Payments will be made monthly unless you direct us otherwise in writing. However, payments other than monthly, quarterly, semi-annually or annually require our consent. Each Annuity Payment must equal at least $20.00. If the option and frequency elected does not meet this minimum requirement, we have the right to make payments less frequently as necessary to do so. When the total value remaining under the Contract equals $2,000.00 or less, the next Annuity Payment will consist of the remaining value and will be disbursed as a lump sum. We have the right to increase these minimums based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.

The Annuity Option

We will make the Annuity Payments under one or more of the Annuity Option(s) as elected by you. You may elect or change an Annuity Option by making a written request at least thirty days prior to the Annuity Commencement Date. If no Annuity Option has been elected by the Annuity Commencement Date, Annuity Payments will be made under Option 2 on a 10-year fixed period basis, or less if required by government regulations.

On or before the Annuity Commencement Date, you may choose one or more Annuity Options for the payment of the Death Benefit. If, at the time of your death, no Annuity Option has been chosen for paying the Death Benefit, the Beneficiary may choose an Annuity Option within one year. In such case, the Beneficiary is deemed the Annuitant for purposes of the Annuity Option. After the first Contract Anniversary, you may also elect an Annuity Option on full surrender of the Contract. For each Annuity Option elected, we will issue a separate written agreement putting the Annuity Option into effect.

Our approval is needed for any Annuity Option where:

(1)	the person named to receive Annuity Payments is other than you or the Beneficiary (in the case of the Death Benefit);

(2)	the person named to receive Annuity Payments is not a natural person, such as a corporation; or

(3)	any Annuity Payment would be less than the minimum Annuity Payment stated in this Contract.

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Choosing an Annuity Option (continued)

Our current Annuity Options provide only for fixed payments. There are three Annuity Options from which to choose. They are:

Option 1. Income for a Fixed Period

Monthly Annuity Payments are made to the person named in equal installments for a fixed number of years. The number of years must be at least ten and not more than thirty.

Option 2. Single Life Income

Monthly Annuity Payments are made to the person named in equal installments based on one of the following, as elected by you:

(1)	Payments continue as long as the Annuitant is living and cease at the Annuitant s death.

(2)	Payments are made for a fixed period and continue thereafter as long as the Annuitant is living. The fixed period must be at least ten years and not more than thirty years as specified by you.

Option 3. Joint Life Income

This option is available if there are two Annuitants, one of whom is designated the primary Annuitant and the other the secondary Annuitant. Monthly Annuity Payments are made to the person named in equal installments as long as at least one of the Annuitants is living based on one of the following, as elected by you:

(1)	Payments continue as long as either Annuitant is living.

(2)	Payments are made for a fixed period and continue thereafter as long as either Annuitant is living. The fixed period must be at least ten years and not more than thirty years as specified by you.

The minimum rates for option 1 are based on 1.5% interest, compounded annually. The minimum rates for options 2 and 3 are based on 1.5% interest, compounded annually, and the Annuity 2000 Mortality Table. Tables reflecting the minimum guaranteed monthly rates per $1,000 applied for Options 1 and 2 are shown in the Schedule. We may pay a higher rate at our discretion. The monthly payment amounts for Option 3 are available upon request. Values for other payment periods or ages are available upon request.

In addition to the Annuity Options described above, payments may be made under any other method mutually agreed upon by you and us.

When the Annuitant Dies

When the Annuitant dies, we will pay any amounts still due as provided by the Annuity Option elected. The amounts still due are determined as follows:

(1)	For option 1 or for any remaining fixed period in options 2(2) or 3(2), payment will be continued.

(2)	For option 2(1), where there are no guaranteed payments, no amounts are payable after the Annuitant's death.

(3)	For option 3(1), where there are no guaranteed payments, no amounts are payable after the death of both Annuitants.

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Other Important Information

Entire Contract

This Contract, including any attached Riders, Endorsements, and amendments constitutes the entire Contract between you and us with respect to the rights and obligations provided under this Contract. All statements made by any Owner or any Annuitant to us will be deemed representations and not warranties.

Sending Notice to Us

Whenever notice is required, deliver it to us at our Customer Service Center. The notice must be in a form acceptable to us. The address of our Customer Service Center is shown on the cover page. Please include your contract number in all correspondence.

Reports to Owner

We will send you a report at the end of each Contract Year. The report will show the Accumulation Value and the Cash Surrender Value as of the end of the Contract Year. The report will also show the allocation of the Accumulation Value as of such date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any information that may be currently required by the insurance supervisory official of the jurisdiction in which the Contract is delivered.

For each Variable Separate Account Division in which you have Accumulation Value, we will send you copies of any shareholder reports of the portfolios in which those Variable Separate Account Divisions invest, as well as any other reports, notices or documents required by law to be furnished by us to you.

Assignment - Using this Contract as Collateral Security

You may assign this Contract as collateral security for a loan or other obligation. This does not change the ownership. Your rights and any Beneficiary s rights are subject to the terms of the assignment. A Beneficiary s rights may be subordinate to those of an assignee unless that Beneficiary was designated as irrevocable prior to the assignment. To make or release an assignment, we must receive written notice. Any assignment will not be effective until the date we receive such notice. We are not responsible for the validity or tax consequences of any assignment or of any actions we take prior to receipt of the assignment if such actions conform to your directions then on file with us.

Contract Changes - Applicable Tax Law

We reserve the right to make changes to this Contract, or its Riders and Endorsements to the extent necessary to continue to qualify this Contract as an annuity. Riders and Endorsements added to comply with applicable tax law do not require your consent but are subject to regulatory approval. Any such changes will apply uniformly to all contracts that are affected. You will be given written notice of such changes.

Misstatement of Age or Sex

If the age or sex used in determining any benefits provided by this Contract have been misstated, the amounts payable or benefits provided will be those that the Premium Payment would have provided at the correct age or sex.

Non-Participating

This Contract does not participate in our divisible surplus.

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Other Important Information (continued)

Contestability

This Contract is incontestable from its Issue Date.

Payments We May Defer

We may not be able to determine the value of the assets of the Variable Separate Account Divisions when:

(1)	the NYSE is closed;

(2)	trading on the NYSE is restricted;

(3)	an emergency exists as determined by the SEC so that the sale of securities held in Separate Account NY-B may not reasonably occur or so that the Company may not reasonably determine the value of Separate Account NY-B s net assets; or

(4)	when the SEC so permits for the protection of security holders.

During such times, as to amounts allocated to the Variable Separate Account Divisions, we may delay:

(1)	determination and payment of the Cash Surrender Value;

(2)	determination and payment of any Death Benefit if death occurs before the Annuity Commencement Date;

(3)	allocation changes of the Accumulation Value; or

(4)	application of the Accumulation Value under an Annuity Option.

As to amounts allocated to Fixed Allocations of the Fixed Account, we may, at any time, defer payment of the Cash Surrender Value or any Partial Withdrawal for up to six months after we receive a request for it.

Authority to Make Agreements

Only our President, a Vice President or Secretary is authorized to change, modify or waiver the provisions of the Contract. Any such change, modification or waiver must be in writing. No other person, including an insurance agent or broker, has the authority to:

(1)	change any of this Contract s terms;

(2)	extend the time for Premium Payments; or

(3)	make any agreement binding on us.

Required Note on Our Computations

If required, we have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is delivered. The values are not less than those required by the law of that state or jurisdiction.

Rules for Interpreting this Document

In this document, headings are for convenience only and do not affect interpretation. Unless the context indicates a contrary intention:

(1)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender; and

(2)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning.

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Flexible Premium Deferred Variable Annuity Contract - Non- participating

Variable Cash Surrender Values while the Annuitant and Owner are living and prior to the Annuity Commencement Date. Partial Withdrawal Option. Investment results reflected in values.

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